Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Smithfield Foods, Inc. for the registration of up to $200,000,000 of 7% Senior Notes, Series B, Due 2011 and to the incorporation by reference therein of our report dated June 18, 2004, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in its Annual Report (Form 10-K) for the year ended May 2, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

December 17, 2004